Exhibit 10.34

CONFIDENTIAL TREATMENT REQUESTED

EXECUTION COPY

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This INTELLECTUAL PROPERTY LICENSE AGREEMENT (this “Agreement”) is entered into as of December 18, 2013 (the “Effective Date”), by and between OvaXon, LLC, a limited liability company organized under the laws of the State of Delaware and having offices at 215 First Street, Suite 240, Cambridge, MA 02142 (hereinafter, “OvaXon” or “Licensee”) and OvaScience, Inc., a Delaware corporation having offices at 215 First Street, Suite 240, Cambridge, MA 02142 (“OvaScience”).

Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given such terms in Article 1 below.

RECITALS

A.                                    OvaScience Controls certain technology and intellectual property relating to egg precursor cells (“EPCs”) and their use.

B.                                    By separate agreements, OvaScience and Intrexon Corporation, a Virginia corporation (“Intrexon”) have established Licensee as a jointly-owned limited liability company which will develop and commercialize Licensed Processes and Licensed Products in the Field using in part certain intellectual property and technology licensed from Intrexon.

D.                                    OvaScience desires to grant Licensee a license or sublicense, as the case may be, subject to the terms and conditions contained herein, under the Licensed Patent Rights and the Licensed Know-How to develop and commercialize Licensed Processes and Licensed Products in the Field.

E.                                     OvaXon desires to obtain such a license subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1.  DEFINITIONS

When used in this Agreement, the following capitalized terms shall have the meanings set forth below.  The singular shall be interpreted as including the plural and vice versa, unless the context clearly indicates otherwise.

“Affiliate” shall mean, with respect to a particular party, any other person or entity that directly or indirectly controls, is controlled by, or is in common control with such party.  As used in this definition, the term “controls” (with correlative meanings for the terms “controlled by” and “under common control with”) means the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities or other ownership interest of an entity, or the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

through the ownership of voting securities, by contract, or otherwise.  For purposes of this Agreement, (a) a corporation or other entity shall no longer be an Affiliate of a party when through loss, divestment, dilution or other reduction of ownership, the requisite control no longer exists and (b) neither OvaXon nor OvaScience shall be deemed to be an Affiliate of the other.

“Control” or “Controlled” shall mean, with respect to any intellectual property right or other intangible property, the possession by Ovascience or an Affiliate of the ability to grant access to, or a license or sublicense of, such rights or property, or to otherwise disclose proprietary or trade secret information, without breaching the terms of any agreement with a third party, infringing upon the intellectual property rights of a third party, misappropriating the proprietary or trade secret information of a third party and without violating any applicable laws or regulations.

“Field of Use” or “Field” shall mean (i) genetic modification of the nuclear genome of human EPC cells for the prevention of inheritable disease in humans or animals; (ii) mitochondrial transfer for the treatment of human or companion animal genetic defects or mutations of mitochondrial or nuclear DNA, in which the mitochondria may be genetically modified or non-genetically modified, and autologous or allogeneic; or (iii) artificial reproduction of food and/or research animals using EPCs, in which the EPCs may be genetically modified or non-genetically modified.  Notwithstanding the foregoing, parts (i)-(iii) shall not include any human fertility product, and specifically excludes: (a) AUGMENT in humans or animals; (b) non-GM OvaTure for use in humans; and (c) in vivo use of non-GM EPCs in humans.  For the purposes of this definition, “GM” shall mean genetically modified, “mtDNA” shall mean mitochondrial DNA, “OvaTure” shall mean the ex vivo differentiation of EPCs into mature, fertilizable oocytes, and “AUGMENT” shall mean the autologous germline mitochondrial energy transfer in vitro fertilization protocol developed by OvaScience and which is the subject of, and at least partially described by, U.S. Patent Application [***].

“Intrexon Collaboration Agreement” shall mean the “Exclusive Channel Collaboration Agreement” executed by and between OvaScience and Intrexon on even date herewith, under which OvaScience obtained certain exclusive license rights under and to intellectual property Controlled by Intrexon relevant to the Field.

“Intrexon Know-How” shall mean any Know-How licensed to OvaScience under the Intrexon Collaboration Agreement for use in the Field.

“Intrexon Patent Rights” shall mean any United States, foreign, international, or regional patents and patent applications licensed to OvaScience under the Intrexon Collaboration Agreement for use in the Field.

“Know-How” shall mean inventions, discoveries, trade secrets, improvements, and technical information, whether or not patented or patentable, together with all data, formulas, procedures and results.

“Licensed Know-How” shall mean the OvaScience Know-How, the MGH Know-How, and the Intrexon Know-How.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

“Licensed Patent Rights” shall mean the OvaScience Patent Rights, the MGH Patent Rights, and the Intrexon Patent Rights.

“Licensed Process” shall mean any process or method (a) the performance, development, or use of which would constitute, but for the licenses granted to Licensee pursuant to this Agreement, an infringement of a Valid Claim within the Licensed Patent Rights and/or (b) the performance, development, or use of which relies upon or utilizes any of the Licensed Know-How.

“Licensed Products” shall mean any material, composition, or other product (a) the performance, making, manufacture, use or sale of which would constitute, but for the licenses granted to Licensee pursuant to this Agreement, an infringement of a Valid Claim within the Licensed Patent Rights and/or (b) the performance, development, making, manufacture, or use of which relies upon or utilizes any of the Licensed Know-How.

“Licensed Technology” shall mean all Licensed Patent Rights and Licensed Know-How that relate to the Field.

“MGH Know-How” shall mean any Know-How licensed to OvaScience under the MGH License.

“MGH License” shall mean the “Exclusive License Agreement” executed by and between OvaScience and The General Hospital Corporation on June 27, 2011, as amended on September 7, 2011, July 30, 2013, September 9, 2013 and November 14, 2013, and as may subsequently be amended.

“MGH Patent Rights” shall mean any United States, foreign, international, or regional patents and patent applications licensed to OvaScience under the MGH License.

“OvaScience Know-How” shall mean any Know-How Controlled by OvaScience on the Effective Date and/or during the Term which (a) pertains to the subject matter of the OvaScience Patent Rights and (b) is reasonably necessary and useful in the development, manufacture or use of, a Licensed Product or Licensed Process for use in the Field, but specifically excluding the Intrexon Know-How and the MGH Know-How.

“OvaScience Patent Rights” shall mean any Patents that are Controlled by OvaScience during the Term that (a) contain one or more Valid Claims that cover the development, manufacture or use of a Licensed Product or Licensed Process for use in the Field and (b) are reasonably necessary and useful in the development, manufacture or use of a Licensed Product or Licensed Process for use in the Field, but specifically excluding the Intrexon Patent Rights and the MGH Patent Rights.  For purposes of clarity, OvaScience Patent Rights as of the Effective Date are listed on Appendix A attached hereto and incorporated herein by reference..

“Patents” means (a) all patents and patent applications (including provisional applications), (b) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, requests for continued examination, confirmations, re-examinations,

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

extensions, supplementary protection certificates and the like of the foregoing, and (c) any foreign or international equivalents of any of the foregoing.

“Term” shall mean the term of this Agreement, which shall commence on the Effective Date and shall continue in each country, unless terminated in accordance with the provisions of Article 10.

“Territory” shall mean worldwide.

“Valid Claim” shall mean a claim of (a) an issued patent which has not expired and which has not been held invalid or unenforceable by decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed with the time allowed for appeal having expired, and which has not been admitted to be invalid through reissue, reexamination, or disclaimer or otherwise or (b) a pending patent application, which claim has not been abandoned or finally disallowed without the possibility of appeal.

ARTICLE 2.  GRANT; REPORTS; EXCLUSIVITY; REPRESENTATIONS AND WARRANTIES

2.1                               In consideration for the payment of the sum of One Hundred Dollars ($100.00), OvaScience hereby grants, subject to Section 2.5 of this Agreement, to Licensee, for the Term of this Agreement, a fully paid-up, exclusive right and license or sublicense (with respect to any Licensed Technology licensed by Intrexon to OvaScience under the Intrexon Collaboration Agreement) during the Term, including the right to grant sublicenses solely as provided in Section 2.4, under the Licensed Technology to make, have made, use, research, develop, have developed, import, offer for sale and sell the Licensed Products and/or the Licensed Processes in the Territory for use in the Field.  Licensee shall not utilize the Licensed Technology for any purpose other than that encompassed by the license granted in this Agreement.

2.2                               To provide Licensee with exclusivity with regard to the license granted in Section 2.1, OvaScience hereby agrees, subject to the reservations and conditions contained in this Agreement, that OvaScience shall not grant any other license during the Term of this Agreement to utilize the Licensed Technology in the Field in the Territory.

2.3                               Licensee hereby agrees during the Term that it shall not conduct any activity that applies, either on its own, through an Affiliate or with, for the benefit of, or sponsored by, any third party, or grants any license or other rights to any third party to utilize, any of the Licensed Know-How or Licensed Patents in the research, development or commercialization of any product or service outside the Field or for use in human fertility.

2.4                               Subject to the remaining provisions of this Agreement, Licensee shall have the right to enter into sublicense agreements to the extent of the license granted hereunder with respect to the use of Licensed Technology within the Territory and in the Field of Use provided that Licensee is not in default of its obligations hereunder.  All sublicenses granted by Licensee hereunder shall be subject to this Agreement in all respects.  Each such sublicense agreement shall:

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

a.                                      include or have attached copies of Articles 2 (Grant), 4 (Infringement), 5 (Indemnification; Insurance; and Limitation of Liability), 6 (Export Controls), 7 (Confidentiality and Non-Use of Names), 8 (Assignment), and 9 (Dispute Resolution) of this Agreement, and shall provide that the obligations of Licensee to OvaScience contained in such Articles shall be binding upon the sublicensee as if it were a party to this Agreement;

b.                                      prohibit further sublicensing by the approved sublicensee unless such further sublicensing is approved in writing by Licensee; and

c.                                       contain a provision stating that OvaScience shall be an intended third-party beneficiary of such sublicense agreement;

further, a copy of each sublicense will be provided to OvaScience within thirty (30) days of the effective date of each such sublicense.  Upon any termination of this Agreement, each sublicensee’s rights under any sublicense agreement shall also terminate, subject to Section 10.4 hereof.  No sublicense shall relieve Licensee of any of its obligations under this Agreement.  Licensee shall forward to OvaScience a complete copy of all amendments and addenda to each sublicense agreement granted hereunder within thirty (30) days after execution of such amendment, or addenda by the parties thereto.

2.5                                                                               Licensee acknowledges and agrees that this Agreement is at all times subject to the terms and conditions of the MGH License in connection with Licensee’s practice of the license to the MGH Know-How and MGH Patent Rights granted to Licensee pursuant to Section 2.1; provided, however, that OvaScience shall be solely responsible for the payment of any and all consideration (including all milestone, royalty and other payments) that may become due and payable on and after the Effective Date under the MGH License in connection therewith (each, an “MGH License Payment”).  Within [***] days after the end of each calendar quarter in which an event occurs that would obligate OvaScience to make an MGH License Payment, including a sale of any Licensed Product or Licensed Process by the Licensee, Licensee shall provide to OvaScience a report showing: (a) the Net Sales (as defined in the MGH License) of each Licensed Product or Licensed Process by country; (b) the total amount of deductions from gross sales to determine Net Sales; (c) the applicable royalty rates for such Licensed Product or Licensed Process in each country after applying any deductions set forth above; (d) a calculation of the amount of payment due under the MGH License; and (e) any other information and/or reports required to be provided by OvaScience under the MGH License as a result of the sales of Licensed Products or Licensed Process. OvaScience shall have the right, upon reasonable notice, to inspect and audit Licensee’s books and records during normal business hours to confirm the accuracy of all reports provided by Licensee as contemplated by the foregoing sentence.  If OvaScience provides notice under the prior sentence less than one (1) year from its last inspection and/or audit hereunder, OvaScience must provide written basis in such notice for a reasonable belief held by OvaScience that Licensee is in material non-compliance with the reporting requirements of this Section 2.5.

2.6                               OvaScience shall have no obligation to provide Licensee with technical information concerning the Licensed Technology nor to provide technical assistance in the development or commercialization of Licensed Products and/or Licensed Processes.  In the event

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

that Licensee requires technical assistance with respect to the activities conducted by Licensee pursuant to this Agreement, obtaining such technical assistance shall be the sole responsibility of Licensee at its sole expense.

2.7                               Each party makes the following representations and warranties to the other party as of the Effective Date:

2.7.1                     It is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement.

2.7.2                     The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and will not violate (a) such party’s certificate of incorporation or bylaws (or equivalent charter or organizational documents), (b) any agreement, instrument or contractual obligation to which such party is bound in any material respect, (c) any requirement of any applicable laws, or (d) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such party.

2.7.3                     This Agreement is a legal, valid and binding obligation of such party enforceable against it in accordance with its terms and conditions.

2.8                               Ovascience makes the following representations and warranties to Licensee as of the Effective Date:

a.                                      Ovascience is not a party to any agreement or commitment that would prevent it from granting the rights granted or intended to be granted to Licensee under this Agreement, or from performing its obligations under this Agreement.

ARTICLE 3.  PATENT PROSECUTION

3.1                               Licensee shall have the right, but not the obligation, at its sole expense, to apply for, seek issuance of, and maintain patents for inventions created by or on behalf of Licensee during the Term of this Agreement, including inventions that may be conceived of, reduced to practice, or otherwise developed or invented through the use of the Licensed Technology.  The parties hereby agree to cooperate with each other in connection with the filing, prosecution and maintenance of such Patents under this Agreement, including through the prompt execution and delivery of documents and instruments as may reasonably be required in connection therewith.  Without limiting the foregoing, Licensee shall (i) promptly provide OvaScience with copies of all patent applications filed hereunder with respect to Patents and other material submissions and correspondence with applicable patent offices, in sufficient time to allow for review and comment by OvaScience; (ii) provide OvaScience and its patent counsel with an opportunity to consult with Licensee and its patent counsel regarding the filing and contents of any such application, amendment, submission or response; and (iii) take into consideration in good faith the advice and suggestions of OvaScience and its patent counsel in connection with such filings.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

3.2                               Licensee and its sublicensees shall mark all products covered by Licensed Patent Rights with patent numbers in accordance with the statutory requirements in the countries of manufacture, use, and sale, and pending the issue of any patents, Licensee and its sublicensees shall stamp the products, “Patent Pending,” or the foreign equivalent as appropriate.

ARTICLE 4.  INFRINGEMENT

4.1                               Each party shall promptly inform the other in writing of any alleged infringement of the Licensed Patent Rights by a third party and of any available evidence thereof.

4.2                               Subject to the rights of MGH under the MGH License as set forth on Schedule 4.2, Licensee shall have the first right, but shall not be obligated, to prosecute at its own expense all material infringements in the Field of the Licensed Patent Rights and, in furtherance of such right, OvaScience hereby agrees that Licensee may include OvaScience as a party plaintiff in any such suit. The total cost of any such infringement action commenced or defended solely by Licensee shall be borne by Licensee, and Licensee shall keep any recovery or damages for past infringement derived therefrom to the extent such is limited to infringement within the Field.

4.3                               OvaScience shall, in its reasonable discretion, determine whether pursuing remedies against the alleged infringer is warranted or justified or shall be reasonably likely to mitigate the alleged infringement, and shall advise Licensee of its determination in this regard.

4.4                               If within [***] months after having been notified of an alleged infringement, (i) Licensee and/or OvaScience shall have been unsuccessful in persuading the alleged infringer to desist, or (ii) OvaScience shall have failed to advise Licensee, in accordance with Section 4.3, regarding its determination whether to pursue remedies against the alleged infringer, or (iii) OvaScience shall have brought an infringement action against the alleged infringer but is not diligently prosecuting such infringement action, or (iv) if OvaScience shall have determined that pursuing remedies against the alleged infringer is warranted or justified but Licensee shall at any time thereafter notify OvaScience of its intention not to bring or to continue suit against any alleged infringer in the Territory for the Field, then, and in those events only, Licensee shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Licensed Patent Rights in the Field in the Territory, and Licensee may, for such purposes, include OvaScience as a party plaintiff in any such suit, without expense to OvaScience.

4.5                               No settlement, consent judgment or other voluntary final disposition of any suit under this Article 4 may be entered into without the consent of OvaScience, which consent shall not unreasonably be withheld, conditioned, or delayed.

4.6                               Any recovery of damages by Licensee for each such suit under this Article 4 shall be applied first in satisfaction of any unreimbursed expenses and legal fees of Licensee and OvaScience relating to such suit.  The balance remaining from any such recovery shall be divided between Licensee and OvaScience in proportion to the amount of such recovery relating to infringement in the Field (which shall go to Licensee) and the amount of such recovery relating to infringement outside the Field (which shall go to OvaScience).  Licensee and OvaScience agree to make any payments required to one another under this Section 4.6 within

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

[***] days of recovery of any damages.  Any dispute between OvaScience and Licensee regarding the proportions of any recovery due to any party shall be resolved by arbitration in accord with Article 9.

4.7                               In any infringement suit that either party may institute to enforce the Licensed Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees and agents testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

4.8                               During the Term of this Agreement, and only when Licensee is not in default of its obligations hereunder, Licensee shall have the sole right in accordance with the terms and conditions of this Agreement to sublicense any alleged infringer in the Territory for the Field of Use for prior and future use of the Licensed Patent Rights, subject to the provisions of Section 2.3 and Section 4.5.

ARTICLE 5.  INDEMNIFICATION; INSURANCE; AND LIMITATION OF LIABILITY

5.1                               Licensee shall at all times during the Term of this Agreement and thereafter, indemnify, defend and hold OvaScience, and its respective trustees, directors, officers, employees and Affiliates, harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees, including any claims arising out of the death of or injury to any person or persons or out of any damage to property, resulting from the development, production, manufacture, sale, use, lease, consumption or advertisement of the Licensed Product(s) and/or Licensed Process(es) or arising from any obligation or act of Licensee hereunder, including any breach of this Agreement by Licensee or any of its Affiliates, sublicensees or agents.

5.2                               Licensee shall obtain and carry in full force and effect commercial, general liability insurance which shall protect Licensee and OvaScience with respect to events covered by Section 5.1 above.  Without limiting the foregoing, not later than [***] days before the date on which Licensee or any Affiliate or sublicensee of Licensee shall, on a commercial basis, make, use, or sell any Licensed Products or Licensed Processes , and at all times thereafter until the expiration of all applicable statutes of limitation pertaining to any such manufacture, marketing, possession, use, sale of other disposition of any Licensed Products or Licensed Processes, Licensee will, at its expense, obtain and maintain in full force and effect, comprehensive general liability insurance, including product liability insurance and clinical trial insurance in such amounts as each such party customarily maintains with respect to the marketing, manufacture and sale of its other products.  Such insurance shall be written by a reputable insurance company, shall list OvaScience as an additional named insured thereunder, shall be endorsed to include product liability coverage and shall require [***] days written notice to be given to OvaScience prior to any cancellation or material change thereof.  The limits of such insurance shall not be less than the amount considered reasonable in the relevant industry for a similarly situated company.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

5.3                               EXCEPT IN THE CASE OF A BREACH BY EITHER PARTY OF ARTICLE 2 OR ARTICLE 5 OF THIS AGREEMENT, OR IN THE EVENT OF A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL SUCH PARTY OR ITS RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, ECONOMIC DAMAGE, INJURY TO PROPERTY OR LOST PROFITS, REGARDLESS OF WHETHER THAT PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW, OF THE POSSIBILITY OF ANY OF THE FOREGOING.

ARTICLE 6.  EXPORT CONTROLS

6.1                               Licensee acknowledges that it is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended, and the United States Department of Commerce Export Administration Regulations).  The transfer of such items may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency.  OvaScience neither represents that a license shall not be required nor that, if required, it shall be issued.

ARTICLE 7.  CONFIDENTIALITY AND NON-USE OF NAMES

7.1                               The Licensed Technology, any improvements thereof, including any pending patent applications under the Licensed Patent Rights, and any reports and other information exchanged hereunder (hereinafter referred to as “Confidential Information”) shall be deemed confidential.  Licensee and its sublicensees, employees, agents and contractors, on the one hand (“Licensee Parties”), and OvaScience and its employees, agents, contractors on the other hand (“OvaScience Parties”), shall maintain in confidence all such Confidential Information furnished to the Licensee Parties or the OvaScience Parties, by the other party in connection with this Agreement.  Neither Licensee Parties nor OvaScience Parties shall use such Confidential Information for any purpose except in connection with the exercise of its rights hereunder, nor shall Licensee Parties or OvaScience Parties disclose the Confidential Information of the other party without the prior written approval of such party.  Only those Licensee Parties, OvaScience Parties, their respective Affiliates or third parties who are subject to preexisting, written obligations of confidentiality to Licensee or OvaScience, as the case may be, shall receive access to, such Confidential Information.  Each of Licensee and OvaScience shall inform (and Licensee shall require its sublicensees to inform) all of its Affiliates, employees, agents and contractors who are assigned to perform duties involving the use or exploitation of any Confidential Information of the confidentiality obligations created by this Agreement and to obtain their written agreement to be bound by such confidentiality obligations prior to disclosing to such Affiliates, employees, agents and contractors any Confidential Information.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

7.2                               Notwithstanding any provision contained in this Agreement, neither party shall be required to maintain in confidence any of the following information:

a.                                      information which, when disclosed to or obtained or learned by the receiving party, is generally known in the field of endeavor;

b.                                      information which, after disclosure to the receiving party, is generally known in the field of endeavor, except by breach of this Agreement;

c.                                       information which was lawfully in the receiving party’s possession (as reflected in its written records) at the time of disclosure by the disclosing party, and which was not acquired, directly or indirectly, from the disclosing party;

d.                                      information which the disclosing party can demonstrate by written documents is the result of its own research and development independent of disclosures hereunder;

e.                                       information which the receiving party receives from third parties, provided such information was not obtained by such third parties from the disclosing party on a confidential basis;

f.                                        information which the receiving party is required to disclose by law or pursuant to the order of a court or other tribunal of competent jurisdiction, provided the receiving party gives the disclosing party written notice of such order prior to the disclosure thereof and gives the disclosing party an opportunity to seek a protective order from such court or tribunal.  The provisions of this Section 7.2(f) shall not relieve either party of its obligations of confidentially with regard to Confidential Information in all other respects and circumstances.

7.3                               Licensee shall not use the names or trademarks of OvaScience, nor any adaptation thereof, nor the names of any of its employees, in any advertising, promotional or sales literature without prior written consent obtained from OvaScience, or said employee, in each case, except that Licensee may state that it is licensed by OvaScience under one or more of the patents and/or applications comprising the Licensed Patent Rights.

ARTICLE 8.  ASSIGNMENT

8.1                               This Agreement is not assignable by Licensee without the prior written consent of OvaScience (which shall not be unreasonably withheld) and any attempt to do so, in whole or in part, shall be void.  Notwithstanding the foregoing, Licensee may assign this Agreement to a third party that acquires the Licensee by merger, consolidation, share exchanges, or by acquiring substantially all of Licensee’s assets to which this Agreement relates.

ARTICLE 9.  DISPUTE RESOLUTION

9.1                               Disputes.  It is the objective of the parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation.  In the event of any disputes, controversies or

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

differences which may arise between the Parties out of or in relation to or in connection with this Agreement including, without limitation, any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, then upon the request of either party by written notice, the parties agree to meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person meeting between the executive officers of each Party.  If the matter is not resolved within [***] days following the written request for discussions, either Party may then invoke the provisions of Section 9.2.

9.2                               Arbitration.  Any dispute, controversy, difference or claim which may arise between the parties out of or in relation to or in connection with this Agreement (including, without limitation, arising out of or relating to the validity, construction, interpretation, enforceability, breach, performance, application or termination of this Agreement) shall be settled by binding “baseball arbitration” as follows.  Either party, following the end of the [***] day period referenced in Section 9.1, may refer such issue to arbitration by submitting a written notice of such request to the other party, with the arbitration to be held in the state where the other party’s principal office is located (or some other place as may be mutually agreed by the parties).  Promptly following receipt of such notice, the parties shall meet and discuss in good faith and seek to agree on an arbitrator to resolve the issue, which arbitrator shall be neutral and independent of both parties and all of their respective Affiliates, shall have significant experience and expertise in licensing and partnering agreements in the pharmaceutical and biotechnology industries, and shall have some experience in mediating or arbitrating issues relating to such agreements.  If the parties cannot agree on a single arbitrator within [***] days of request by a party for arbitration, then each Party shall select an arbitrator meeting the foregoing criteria and the two (2) arbitrators so selected shall select within [***] days of their appointment a third arbitrator meeting the foregoing criteria.  Within [***] days after an arbitrator(s) is selected (in the case of the three-person panel, when the third arbitrator is selected), each Party will deliver to both the arbitrator(s) and the other party a detailed written proposal setting forth its proposed terms for the resolution for the matter at issue (the “Proposed Terms” of the party) and a memorandum (the “Support Memorandum”) in support thereof.  The parties will also provide the arbitrator(s) a copy of this Agreement, as it may be amended at such time.  Within [***] days after receipt of the other party’s Proposed Terms and Support Memorandum, each party may submit to the arbitrator(s) (with a copy to the other party) a response to the other party’s Support Memorandum.  Neither party may have any other communications (either written or oral) with the arbitrator(s) other than for the sole purpose of engaging the arbitrator or as expressly permitted in this Section 9.2; provided that, the arbitrator(s) may convene a hearing if the arbitrator(s) so chooses to ask questions of the parties and hear oral argument and discussion regarding each party’s Proposed Terms.  Within [***] days after the arbitrator’s appointment, the arbitrator(s) will select one of the two Proposed Terms (without modification) provided by the parties that he or she believes is most consistent with the intention underlying and agreed principles set forth in this Agreement.  The decision of the arbitrator(s) shall be final, binding, and unappealable.  For clarity, the arbitrator(s) must select as the only method to resolve the matter at issue one of the two sets of Proposed Terms, and may not combine elements of both Proposed Terms or award any other relief or take any other action.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

9.3                               Governing Law.  This Agreement shall be governed by and construed under the substantive laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

9.4                               Award.  Any award to be paid by one Party to the other party as determined by the arbitrator(s) as set forth above under Section 9.2 shall be promptly paid in United States dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the losing party.  Each party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 9, and agrees that, subject to the United States Federal Arbitration Act, 9 U.S.C. §§ 1-16, judgment may be entered upon the final award in any United States District Court located in New York and that other courts may award full faith and credit to such judgment in order to enforce such award.  The award shall include interest from the date of any damages incurred for breach of the Agreement, and from the date of the award until paid in full, at a rate fixed by the arbitrator(s).  With respect to money damages, nothing contained herein shall be construed to permit the arbitrator(s) or any court or any other forum to award consequential, incidental, special, punitive or exemplary damages.  By entering into this agreement to arbitrate, the parties expressly waive any claim for consequential, incidental, special, punitive or exemplary damages.  The only damages recoverable under this Agreement are direct compensatory damages.

9.5                               Costs.  Each party shall bear its own legal fees.  The arbitrator(s) shall assess his or her costs, fees and expenses against the party losing the arbitration.

9.6                               Injunctive Relief.  Nothing in this Article 9 will preclude either party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such party or to preserve the status quo pending the arbitration proceeding.

9.7                               Confidentiality.  The arbitration proceeding shall be confidential and the arbitrator(s) shall issue appropriate protective orders to safeguard each party’s Confidential Information.  Except as required by law, no party shall make (or instruct the arbitrator(s) to make) any public announcement with respect to the proceedings or decision of the arbitrator(s) without prior written consent of the other party.  The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the parties and the arbitrator(s), except as required in connection with the enforcement of such award or as otherwise required by applicable law.

9.8                               Survivability.  Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

9.9                               Jurisdiction.  For the purposes of this Article 9, the parties acknowledge their diversity and agree to accept the jurisdiction of any United States District Court located in New York for the purposes of enforcing or appealing any awards entered pursuant to this Article 9 and for enforcing the agreements reflected in this Article 9 and agree not to commence any action, suit or proceeding related thereto except in such courts.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

9.10                        Patent Disputes.  Notwithstanding any other provisions of this Article 9, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patents shall be submitted to a court of competent jurisdiction in the country in which such Patent was filed or granted.

9.11                        Non-waiver.  Notwithstanding the foregoing, nothing in this Article 9 shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

ARTICLE 10.  TERMINATION

10.1                        Upon any material breach or default of this Agreement by Licensee, OvaScience shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder effective on sixty (60) days’ notice to Licensee.  Such termination shall become automatically effective unless Licensee shall have cured any such material breach or default prior to the expiration of the sixty (60) day period.

10.2                        Licensee shall have the right to terminate this Agreement at any time on sixty (60) days’ written notice to OvaScience.

10.3                        OvaScience shall have the right to terminate this Agreement immediately on written notice to Licensee if Licensee breaches Section 2.3 of this Agreement and fails to cure such breach within sixty (60) days of Licensee’s receipt of written notice from OvaScience.

10.4                        OvaScience shall have the right to terminate this Agreement at any time on sixty (60) days’ written notice to Licensee upon the dissolution of Licensee or if Licensee makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within sixty (60) days of the filing thereof.  Notwithstanding the foregoing, the right of termination under this Section 10.4 shall not apply in the event that a change of control of Licensee (such as if one or more equity owners of Licensee are bought out by one or more of the remaining equity owners of Licensee) is deemed to be a dissolution of Licensee absent any other evidence of an intention to dissolve the entity.

10.5                        Upon termination of this Agreement for any reason, nothing in this Agreement shall be construed to release either party from any obligation accrued prior to the effective date of such termination and Articles 2, 5, 6, 7, 9, Sections 10.3, 10.4, and Article 12 shall survive any such termination.

10.6                        Upon termination of this Agreement for any reason, Licensee and any sublicensee thereof shall immediately cease all manufacturing and sales of Licensed Products or Licensed Processes.  Notwithstanding the foregoing, after the effective date of the termination of this Agreement, Licensee and any sublicensee thereof may, with the written consent of OvaScience, sell all Licensed Products in its possession, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

10.7                        Upon termination of this Agreement for any reason, any sublicensee not then in default (which default may be imputed through Affiliates) may request and obtain a direct license from OvaScience for the Licensed Technology on comparable terms hereto.

10.8                        For clarity, (i) any dispute arising under this Article 10 regarding whether an alleged material breach is in fact a material breach or regarding whether such alleged or actual material breach has in fact been cured shall be subject to dispute resolution in accordance with Article 9, and (ii) OvaScience shall have no right to terminate this Agreement pursuant to this Article 10, and any relevant cure periods herein shall be stayed, during the period any such dispute is subject to such dispute resolution process.

ARTICLE 11.  NOTICES AND OTHER COMMUNICATIONS

11.1                        Any notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, return receipt requested, postage prepaid, or reputable delivery courier (such as Federal Express, UPS, DHL, etc.), addressed to it at its address below or as it shall designate by written notice given to the other party:

In the case of OvaScience:

OvaScience, Inc.

215 First Street, Suite 240

Cambridge, MA  02142

Attn: C.E.O., and/or the C.S.O.

In the case of Licensee:

OvaXon, LLC

215 First Street, Suite 240

Cambridge, MA  02142

Attn: C.E.O., and/or Program Manager

ARTICLE 12.  MISCELLANEOUS PROVISIONS

12.1                        Notwithstanding the provisions of Article 8 above, in the event that, pursuant to the United States Bankruptcy Code (11 USC§101 et seq.) or any amendment or successor thereto (hereinafter referred to as the “Bankruptcy Code”), a trustee in bankruptcy of Licensee (the “Trustee”), or Licensee as debtor in possession (the “Debtor”), is permitted to assume this Agreement and does so and, thereafter, desires to assign this Agreement to a third party, which assignment satisfies the requirements of the Bankruptcy Code, the Trustee, or the Debtor, as the case may be, will notify OvaScience of same in writing (hereinafter referred to as the “Notice”), specifying the consideration to be paid by the assignee and the other terms of the proposed assignment.  The giving of the Notice will be deemed to constitute the grant of an option to OvaScience to have this Agreement assigned to it or to its designee for such consideration, or its equivalent in money, and upon such terms, as are specified in the Notice.  The aforesaid option

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

may be exercised only by written notice given by OvaScience to the Trustee or the Debtor, as the case may be, within [***] days after OvaScience’s receipt of the Notice from such party or such shorter period of time as may be deemed appropriate by the court in the bankruptcy proceeding.  If OvaScience fails to give its notice to such party within the exercise period, such party may complete the assignment referred to in its Notice but only to the entity named in the Notice and upon the terms specified therein.  Nothing contained herein will be deemed to preclude or impair any rights which OvaScience may have as a creditor in any bankruptcy proceeding or any other rights it may have at law, in equity, or by contract.

12.2                        Each of the parties expressly acknowledges that, vis-a-vis the other party hereto, it is an independent contractor, and not the agent, employee or representative of the other.  This Agreement shall, by itself, not be deemed to create a partnership, joint venture or principal-and-agent relationship between OvaScience and Licensee.  Except as expressly permitted in this Agreement, neither party shall have the authority to bind the other to any agreement or obligation whatsoever, and neither party shall represent that it has any such right or authority to any third party.

12.3                        The parties hereto acknowledge that this Agreement sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument signed by the parties.

12.4                        The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

12.5                        The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

12.6                        Upon the request of the other party, each party shall execute and deliver such additional documents and perform such other acts as the other party may reasonably request, as may be necessary to effect the purposes and intent of this Agreement.

12.7                        All titles and article headings contained in this Agreement are inserted only as a matter of convenience and reference and do not define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.

signatures follow

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the Effective Date as set forth in the first paragraph above.

OVASCIENCE, INC.			OVAXON, LLC

By:	/s/ Michelle Dipp		By:	/s/ Arthur Tzianabos
	Name:	Michelle Dipp, M.D., Ph.D.	Name:	Arthur Tzianabos
	Title:	President and Chief Executive	Title:	Program Manager
Officer

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

APPENDIX A

OvaScience Patent Rights

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Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.